Exhibit 1.1
ROYAL BANK OF CANADA

4.650% Non-Viability Contingent Capital Subordinated Notes due 2026

Underwriting Agreement

January 22, 2016

RBC Capital Markets, LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Wells Fargo Securities, LLC

c/o RBC Capital Markets, LLC
Three World Financial Center
200 Vesey Street
New York, New York 10281

c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

c/o Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010

c/o Wells Fargo Securities, LLC
550 South Tryon Street, 5th Floor
Charlotte, North Carolina 28202

As Representatives of the several Underwriters (as defined below) named in Schedule I hereto

Ladies and Gentlemen:

Royal Bank of Canada, a Canadian chartered Bank (the “Bank”), proposes to issue and sell to the several underwriters listed in Schedule I hereto (the “Underwriters”), for whom RBC Capital Markets, LLC, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC are acting as representatives (collectively, the “Representatives”), $1,500,000,000 aggregate principal amount of the Bank’s 4.650% Non-Viability Contingent Capital Subordinated Notes due 2026 (the “Offered Securities”), which automatically and immediately convert into common shares of the Bank (“Common Shares”)

upon the occurrence of a Non-Viability Trigger Event (as defined in the terms of the Offered Securities). The obligations of the Underwriters under this Agreement shall be several and not joint.

The Offered Securities will be issued pursuant to the Indenture (the “Base Indenture”), dated as of January 27, 2016, between the Bank and The Bank of New York Mellon, as Trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of January 27, 2016 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Bank, the Trustee, and BNY Trust Company of Canada, as Canadian Trustee (the “Canadian Trustee” and, together with the Trustee, the “Trustees”).

1.             Representations and Warranties of the Bank.  The Bank represents and warrants to, and agrees with, each of the Underwriters that:

(a)           the Bank meets the requirements for use of Form F-3 (“Form F-3”) under the Securities Act of 1933, as amended, and the rules and regulations of the United States Securities and Exchange Commission (the “Commission”) thereunder (collectively, the “Act”), and has filed a registration statement including a prospectus on Form F-3 (File No. 333-208507) in respect of securities (the “Shelf Securities”), including the Offered Securities, with the Commission; the various parts of such registration statement, as amended to the date of this Agreement, including all exhibits thereto and the documents incorporated by reference in the prospectus contained in the registration statement at the time such part of the registration statement became effective and including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430B under the Act, are hereinafter called the “Registration Statement”; such Registration Statement (including any pre-effective amendment thereto) and any post-effective amendment thereto, each in the form heretofore delivered to the Representatives, excluding exhibits to such Registration Statement, but including all documents incorporated by reference in the prospectus contained therein as of the date of such prospectus, have been declared effective by the Commission in such form; no other document with respect to such Registration Statement or document incorporated by reference therein has heretofore been filed or transmitted for filing with the Commission, except for any documents filed with the Commission subsequent to the date of such effectiveness in the form heretofore delivered to the Representatives for each of the Underwriters; and no stop order suspending the effectiveness of such Registration Statement or any post-effective amendment thereto has been issued, and no proceeding for that purpose or pursuant to Section 8A of the Act against the Bank or related to the offering of the Shelf Securities (including the Offered Securities) has been initiated or, to the knowledge of the Bank, contemplated or threatened by the Commission.

The prospectus covering the Shelf Securities dated January 8, 2016, included in such Registration Statement, in the form first used to confirm sales of the Offered Securities (or in the form first made available to the Underwriters by the Bank to meet requests of purchasers pursuant to Rule 173 under the Act) is hereinafter referred to as the “Basic Prospectus.”  The Basic Prospectus, as supplemented by the prospectus supplement dated January 22, 2016 (the “Prospectus Supplement”) specifically relating to the Offered Securities in the form first used to confirm sales of the Offered Securities (or in the form first made available to the Underwriters by the Bank to meet requests of purchasers pursuant to Rule 173 under the Act) is hereinafter called the “Prospectus,” and the term “Preliminary Prospectus” means any preliminary form of the Prospectus; any reference herein to any Preliminary Prospectus or Prospectus shall be deemed to refer to and include the documents incorporated by reference therein, as of the date of such Preliminary Prospectus or Prospectus, as the case may be; any reference to any amendment or supplement to any Preliminary Prospectus or Prospectus shall be deemed to refer to and include any documents filed after the date of such Preliminary Prospectus or Prospectus, as the case may be, under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Exchange Act”) that are deemed to be incorporated by reference in such Preliminary Prospectus or Prospectus, as the case may be; and any reference to the Prospectus as amended or supplemented shall be deemed to refer to the Prospectus as amended or supplemented in relation to the Offered Securities in the form in which it is filed with the Commission in accordance with Section 6(a) hereof, including any documents incorporated by reference therein as of the date of such filing.

At or prior to the time when sales of the Offered Securities were first confirmed (the “Time of Sale”), the Bank had prepared the following information (collectively with the information referred to in the next succeeding sentence, the “Time of Sale Information”): a Preliminary Prospectus (if applicable), and each free-writing prospectus (as defined pursuant to Rule 405 under the Act) relating to the Offered Securities.  In addition, you have informed us that the Underwriters may orally provide the pricing information set out in Schedule III hereto to prospective purchasers prior to confirming sales.  The term, “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Act that has been made available without restriction to any person.  If, subsequent to the date hereof, the Bank and the Underwriters have determined that such Time of Sale Information included an untrue statement of material fact or omitted a statement of material fact necessary to make the information therein, in the light of the circumstances under which it was made, not misleading and have agreed to provide an opportunity to purchasers of the Offered Securities to terminate their old purchase contracts and enter into new purchase contracts, then “Time of Sale Information” will refer to the information available to purchasers at the time of entry into the first such new purchase contract.

(b)           (i) each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Information or the Prospectus complied or will comply when so filed in all material respects with the requirements of the Act and the Exchange Act, as applicable, and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply and, as amended or supplemented, if applicable, will comply in all material respects with the Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Information does not, and at the time of each sale of Offered Securities in connection with the offering thereof when the Prospectus is not yet available to prospective purchasers and at the

Closing Date (as defined in Section 5) will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the applicable Time of Sale Information, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (viii) any interactive data expressly included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto; and (ix) any applicable issuer free writing prospectus, as defined in Rule 433(h), complies in all material respects with the Act and has been filed in accordance with the Act (to the extent required thereby), except that the representations and warranties set forth in this paragraph do not apply to (1) statements or omissions in the Registration Statement, the Time of Sale Information, or the Prospectus based upon information furnished to the Bank by any Underwriter expressly for use therein or (2) those parts of the Registration Statement that constitute the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), of the Trustee;

(c)           other than the Preliminary Prospectus and the Prospectus, the Bank (including its agents and representatives, other than the Underwriters in their capacity as such) has not made, used, prepared, authorized, approved or referred to and will not prepare, make, use, authorize, approve or refer to any written communication (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Offered Securities (each such communication by the Bank or its agents and representatives (other than a communication referred to in clause (i) below) an “Issuer Free Writing Prospectus”) other than (i) any document not constituting a prospectus pursuant to Section 2(a)(10)(a) of the Act or Rule 134 under the Act or (ii) the documents listed in Schedule II hereto and other written communications (including any broadly available road show) approved in writing in advance by the Representatives.  Each such Issuer Free Writing Prospectus complied in all material respects with the Act, has been filed in accordance with the Act (to the extent required thereby) and, when taken together with the Preliminary Prospectus filed immediately prior to first use of such Issuer Free Writing Prospectus, did not, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in each such Issuer Free Writing Prospectus in reliance upon and in conformity with information relating to any Underwriter furnished in writing to the Bank by or on behalf of an Underwriter of Offered Securities through the Representatives expressly for use in any Issuer Free Writing Prospectus;

(d)           the Bank (A) validly exists as a Schedule I bank under the Bank Act (Canada); (B) has the requisite corporate power and authority to execute and deliver this Agreement; (C) has the corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Time of Sale Information and the Prospectus in all material respects;

and (D) has duly authorized, executed and delivered this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Bank enforceable in accordance with its terms, except as rights to indemnity or contribution may be limited by applicable law and subject as to enforcement to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights generally and to general equity principles;

(e)           the Bank is not, and after giving effect to the offer and sales of the Offered Securities and application of the proceeds thereof as described in the Registration Statement, the Time of Sale Information and the Prospectus, will not be, required to register as an “investment company,” under the Investment Company Act of 1940, as amended, and the rules and regulations of the Commission thereunder (collectively, “Investment Company Act”);

(f)           any auditors who audited the financial statements incorporated by reference into the Registration Statement (any such auditor, in addition to the statutory auditor of the Bank, an “Auditor”) were independent registered chartered accountants for the period covered by such financial statements as required by the Act, the Exchange Act, and the regulations thereunder, and the Bank Act (Canada);

(g)           the Bank’s consolidated financial statements incorporated by reference in the Registration Statement (and any amendments or supplements thereto), the Time of Sale Information and the Prospectus, together with related schedules and notes, comply in all material respects with the applicable requirements of the Act and the Exchange Act, as applicable, and present fairly, in all material respects, the consolidated financial position, results of operations and changes in financial position of the Bank and its subsidiaries on the basis stated therein at the respective dates or for the respective periods to which they apply; such statements and related notes have been prepared in accordance with International Financial Reporting Standards (“IFRS”) consistently applied throughout the periods involved, except as disclosed therein;

(h)           the forms of the Offered Securities have been duly authorized and established in conformity with the provisions of the Indenture and, when the Offered Securities have been executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement, the Offered Securities will constitute valid and legally binding obligations of the Bank, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and equitable principles of general applicability, and will be entitled to the benefits provided by the Indenture; the Indenture has been duly authorized and duly qualified under the Trust Indenture Act, and, when duly executed and delivered by the Bank, will constitute a valid and legally binding instrument of the Bank, enforceable in accordance with its terms against the Bank, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and the Indenture conforms, and the Offered Securities will conform, to the descriptions thereof contained in the Registration Statement, the Time of Sale Information and the Prospectus, in each case, as amended or supplemented;

(i)            the Bank had, at the date indicated, the duly allotted and issued share capital as set forth in the consolidated financial statements included or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus; all of the issued share capital of the Bank has been duly and validly allotted and issued and is fully paid and non-assessable and any Common Shares issuable upon a conversion of the Offered Securities in accordance with the terms of such Offered Securities will conform, when issued, in all material respects to the description thereof contained in the Prospectus, as amended or supplemented to such date;

(j)            the Bank has taken all necessary action to approve and authorize the Offered Securities and to reserve for issuance the Common Shares issuable upon conversion of the Offered Securities, and any Common Shares issuable upon a conversion of the Offered Securities in accordance with the terms of such Offered Securities will be duly and validly authorized, issued and fully paid and would not be subject to calls for further funds or preemptive rights;

(k)           the execution and delivery of this Agreement, the creation, issuance, authentication, sale and delivery of the Offered Securities, the issuance of the Common Securities upon the conversion of the Offered Securities and the compliance by the Bank with the respective terms thereof, and the consummation of the transactions contemplated thereby and by this Agreement will not contravene any material contract, material indenture or other material agreement to which the Bank is bound, nor will such action result in the creation or imposition of any lien, charge or encumbrance upon any material property or assets of the Bank, nor will such action result in any material violation of the provisions of the Bank Act (Canada) or by-laws of the Bank or any law, statute, judgment, order, rule or regulation of any court, arbitrator, governmental authority or regulatory authority of the United States or Canada or any political subdivision thereof;

(l)            no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the issuance, offer and sale of the Offered Securities by the Bank to the Underwriters in accordance with the terms of this Agreement or the Indenture or for the consummation of the transactions contemplated by this Agreement, except for such consents, approvals, authorizations, orders and registrations or qualifications (i) as have been obtained under the Act and the Trust Indenture Act, (ii) as may be required under applicable state securities laws in connection with the purchase and distribution of the Offered Securities by the Underwriters, and (iii) as may be required by the Office of the Superintendent of Financial Institutions (Canada) or any successor thereto;

(m)           there has not occurred any material adverse change in the financial condition, earnings, business or operations of the Bank and its subsidiaries, taken as a whole, from that set forth in the Prospectus as amended or supplemented and the Time of Sale Information;

(n)           there are no legal or governmental proceedings known to be pending or threatened to which the Bank or any of its subsidiaries is a party or to which any of the properties of the Bank or any of its subsidiaries is subject that are required to be described in the Registration Statement, the Time of Sale Information or the Prospectus as amended or supplemented, and are not so described;

(o)           the Bank acknowledges and agrees that the Underwriters are acting solely in the capacity of an arm's length contractual counterparty to the Bank with respect to the offering of Offered Securities contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Bank or any other person.  No Underwriter has assumed an advisory or fiduciary responsibility in favor of the Bank or any other person with respect to the offering of Offered Securities or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Bank on other matters) or any other obligation to the Bank except the obligations expressly set forth in this Agreement.  The Bank shall consult with its own legal, tax, investment, accounting and/or regulatory advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriters shall have no responsibility or liability to the Bank with respect thereto. Any review by the Underwriters of the Bank, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriters and shall not be on behalf of the Bank; and

(p)           at the earliest time after the filing of the Registration Statement that the Bank or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Offered Securities, and at the time of signing of this Agreement, the Bank was not an “ineligible issuer” as defined in Rule 405 under the Act.

2.             Representations and Warranties of the Underwriters.  Each Underwriter represents that it has not offered or sold, and agrees that it will not offer or sell, the Offered Securities purchased by it hereunder, directly or indirectly, in Canada or to any resident of Canada without the consent of the Bank, and that any offer or sale of the Offered Securities purchased by it hereunder in Canada or to any resident of Canada shall be effected on a private placement basis in accordance with applicable exemptions under the applicable securities laws in the relevant jurisdiction, including any requirement that such Underwriter (i) not offer or sell the Offered Securities purchased by it hereunder except in accordance with applicable securities laws in the relevant jurisdiction; (ii) with respect to Canada, represent and agree that (A) it has not offered, sold, distributed or delivered, and that such Underwriter will not offer, sell, distribute or deliver, any Offered Securities purchased by it hereunder, directly or indirectly in Canada or to any person that is resident in any province or territory of Canada for the purposes of securities laws applicable therein (including any corporation or other entity organized under the laws of any jurisdiction in Canada), except pursuant to an available exemption from the prospectus requirements and registration requirements of, or otherwise in compliance with, the securities laws applicable in any of the provinces or territories of Canada; (B) it will not distribute or deliver the Prospectus or Prospectus Supplement or any other offering material relating to Securities purchased by it hereunder, in Canada in contravention of the securities laws or regulations of any province or territory of Canada; and (C) that it will deliver to any purchaser who purchases from it any Offered Securities purchased by it hereunder a notice stating that, by purchasing such Offered Securities, such purchaser represents and agrees that it has not offered or sold, and until forty (40) days after any closing date, will not offer or sell, directly or indirectly, any of such Offered Securities in Canada or to, or for the benefit of, any resident thereof, except pursuant to available exemptions from applicable Canadian provincial or territorial securities laws and will deliver to any other purchaser to whom it sells any of such Offered Securities a notice containing substantially the same statement as in this sentence.

3.             Each Underwriter further agrees that it will include a comparable provision in any sub-underwriting, banking group or selling group agreement or similar arrangement with respect to the Offered Securities that may be entered into by such Underwriter.

4.             Agreements to Sell and Purchase.  The Bank hereby agrees to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Bank the respective principal amounts of Offered Securities set forth in Schedule I hereto opposite its name at the purchase price set forth in Schedule III hereto.

5.             Payment and Delivery.  Payment for the Offered Securities shall be made to the Bank in Federal or other funds immediately available in New York City on the closing date and time set forth in Schedule III hereto, or at such other time on the same or such other date, not later than the fifth business day thereafter, as may be designated in writing by the Representatives.  The time and date of such payment are hereinafter referred to as the “Closing Date”.

Payment for the Offered Securities shall be made against delivery to the Underwriters on the Closing Date for the respective accounts of the several Underwriters of the Offered Securities registered in such names and in such denominations as the Representatives shall request in writing not later than one full business day prior to the Closing Date, with any transfer taxes payable in connection with the transfer of the Offered Securities to the Underwriters duly paid.

6.           Certain Agreements of the Bank.  The Bank agrees with each of the Underwriters:

(a)           the Bank has filed or will file the Preliminary Prospectus and the Prospectus, each as amended and supplemented in a form approved by the Representatives, with the Commission within the time periods specified by the Act, will file any Issuer Free Writing Prospectus to the extent required by Rule 433 under the Act and will file promptly all reports and other information required to be filed by the Bank with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Preliminary Prospectus or the Prospectus, as the case may be, and for so long as the delivery of a prospectus (or, in lieu thereof, the notice referred to in Rule 173(a) under the Act) is required in connection with the offering or sale of the Offered Securities;

(b)           that prior to the termination of the offering of the Offered Securities pursuant to this Agreement, the Bank will not file any prospectus supplement relating to the Offered Securities or any amendment to the Registration Statement relating to the Offered Securities or the Prospectus unless the Bank has previously furnished to you a copy thereof for your review and will not file any such proposed supplement or amendment to which you reasonably object; provided, however, that the foregoing requirement shall not apply to any of the Bank’s periodic filings with the Commission required to be filed pursuant to Section 13(a), 13(c), 13(f), 14 or 15(d) of the Exchange Act, copies of which filings the Bank will cause to be delivered to you promptly after being transmitted for filing with the Commission. Subject to the foregoing sentence, the Bank will promptly cause each supplement to the Prospectus relating to the Offered Securities to be filed with or transmitted for filing to the Commission in accordance with Rule 424(b) under the Act. The Bank will promptly advise you (i) of the filing of any amendment or supplement to the Prospectus, (ii) of the filing and effectiveness of any amendment to the Registration Statement, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the Prospectus or for any additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or threatening of any proceeding for that purpose and (v) of the receipt by the Bank of any notification with respect to the suspension of the qualification of the Offered Securities for sale in any state of the United States or the initiation or threatening of any proceeding for such purpose. The Bank will use its best efforts to prevent the issuance of any such stop order or notice of suspension of qualification and, if issued, to obtain as soon as possible the withdrawal thereof. If the Prospectus is amended or supplemented as a result of the filing under the Exchange Act of any document incorporated by reference in the Prospectus, you shall not be obligated to solicit offers to purchase Offered Securities so long as you are not reasonably satisfied with such document;

(c)           the Bank will furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Bank relating to the offering of the Offered Securities and the Bank will not use or refer to any proposed free writing prospectus to which you reasonably object;

(d)           the Bank will not take any action that would result in an Underwriter or the Bank being required to file with the Commission pursuant to Rule 433(d) under the Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder;

(e)           that if the Time of Sale Information is being used to solicit offers to buy Offered Securities at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Information in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Information conflicts with the information contained in the Registration Statement and Prospectus (as amended and supplemented) then on file, or if, in the opinion of your counsel, it is necessary to amend or supplement the Time of Sale Information to comply with applicable law, the Bank will forthwith prepare, file with the Commission and furnish, at the Bank’s own expense, to you either amendments or supplements to the Time of Sale Information so that the statements in the Time of Sale Information as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Information, as amended or supplemented, will no longer conflict with the Registration Statement or Prospectus, or so that the Time of Sale Information, as amended or supplemented, will comply with applicable law;

(f)           that if, at any time when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Act) relating to the Offered Securities is required to be delivered under the Act or made available to purchasers of the Offered Securities, any event occurs or condition exists as a result of which the Prospectus, as then amended or supplemented, would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) under the Act), as then amended or supplemented, is delivered to a purchaser, not misleading, or if, in your opinion or in the opinion of the Bank, it is necessary at any time to amend or supplement the Prospectus, as then amended or supplemented, to comply with applicable law, the Bank will immediately notify you by telephone (with confirmation in writing) to suspend solicitation of offers to purchase Offered Securities and, if so notified by the Bank, you shall forthwith suspend such solicitation and cease using the Prospectus, as then amended or supplemented. If the Bank shall decide to amend or supplement the Registration Statement or Prospectus, as then amended or supplemented, it shall so advise you promptly by telephone (with confirmation in writing) and, at its expense, shall prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or Prospectus, as then amended or supplemented, that will correct such statement or omission or effect such compliance and will supply such amended or supplemented Prospectus to you in such quantities as you may reasonably request;

(g)           to notify each Underwriter as soon as practicable if it becomes an ineligible issuer (as defined in Rule 405);

(h)           from time to time to take such action as the Representatives may reasonably request to qualify the Offered Securities for offering and sale under the securities laws of such states of the United States of America as the Representatives may reasonably request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Offered Securities, provided that in connection therewith the Bank shall not be required to file a prospectus or equivalent document or to qualify as a foreign corporation or to subject itself to taxation as doing business or to file a general consent to service of process in any jurisdiction;

(i)            the Bank will make generally available to its security holders and the Representatives as soon as practicable an earnings statement that satisfies the provisions of Section 11(a) of the Act and Rule 158 of the Commission promulgated thereunder covering a period of at least twelve months beginning with the first fiscal quarter of the Bank occurring after the “effective date” (as defined in Rule 158) of the Registration Statement; and

(j)            the Bank will prepare a final term sheet relating to the offering of the Offered Securities, containing only information that describes the final terms of the Offered Securities or the offering in a form consented to by the Representatives, and to file such final term sheet within the period required by Rule 433(d)(5)(ii) under the Act following the date the final terms have been established for the offering of the Offered Securities.

7.             Certain Agreements of the Underwriters. Each Underwriter hereby represents and agrees that:

(a)           unless it has obtained the prior consent of the Bank, it has not made and will not make any offer relating to the Offered Securities that constitutes a free writing prospectus other than a free writing prospectus that contains only information substantively consistent (without any addition thereto) with information contained in a preliminary prospectus, the Prospectus or an Issuer Free Writing Prospectus previously filed with the Commission by the Bank.  Each Underwriter will comply in all material respects with the applicable requirements of the Act and the rules and regulations thereunder in connection with the use of each free writing prospectus for any offer and sale of Offered Securities, including, without limitation, Rule 164(e) for so long as the Bank is an ineligible issuer (as defined in Rule 405);

(b)           it has not used and will not, without the prior written consent of the Bank, use any free writing prospectus or term sheet that contains the final terms of the Offered Securities unless such terms have previously been included in a free writing prospectus filed with the Commission; provided that without the consent of the Bank, and notwithstanding paragraph (a) above, the Underwriters may use a term sheet substantially in the form of Schedule III hereto, and a Bloomberg term sheet that contains some or all of the information in Schedule III to this Agreement, so long as (i) any such term sheet does not contain any information not included in Schedule III to this Agreement and (ii) any such term sheet is filed with the Commission by the Underwriters if required by Rule 433 under the Act; and

(c)           it will, pursuant to reasonable procedures developed in good faith, retain copies of each free writing prospectus used or referred to by it, in accordance with Rule 433 under the Act.

8.           Payment of Certain Expenses.  The Bank covenants and agrees with the several Underwriters that the Bank will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Bank’s counsel and accountants in connection with the registration of the Offered Securities under the Act and all other expenses in connection with the preparation, printing and filing of the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, any Time of Sale Information and the Prospectus and amendments and supplements thereto and the mailing and delivering of copies thereof to the Underwriters and dealers; (ii) the cost of printing or producing this Agreement, any Preliminary Prospectus, the Time of Sale Information, the Prospectus, the Indenture, any blue sky memorandum, broadly disseminated road shows, closing documents (including any compilations thereof) and any other documents in connection with the offering, purchase, sale and delivery of the Offered Securities; (iii) all expenses in connection with the qualification of the Offered Securities for offering and sale under state securities laws as provided in Section 6(h) hereof, including the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky Memorandum; (iv) any fees charged by securities rating services for rating the Offered Securities; (v) the filing fees incident to, and the fees and disbursements of counsel for the Underwriters in connection with, any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of the Offered Securities; (vi) the cost of preparing the Offered Securities; (vii) the fees and expenses of the Trustees and any agent of the Trustees and any transfer or paying agent of the Bank and the fees and disbursements of counsel for the Trustees or such agent in connection with the Indenture and the Offered Securities; and (viii) all other costs and expenses incident to the performance of its obligations hereunder that are not otherwise specifically provided for in this Section.  It is understood, however, that, except as provided in this Section, and Sections 10 and 13 hereof, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Offered Securities by them, and any advertising expenses connected with any offers they may make.

9.             Conditions to the Obligations of the Underwriters.  The obligations of the several Underwriters to purchase and pay for the Offered Securities are subject to the following conditions:

(a)           (i) The Registration Statement (or if a post-effective amendment thereto is required to be filed under the Act, such post-effective amendment) shall have become effective; no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceeding for such purpose or pursuant to Section 8A under the Act shall be pending before or threatened by the Commission; the Preliminary Prospectus, the Prospectus and each Issuer Free Writing Prospectus shall have been timely filed with the Commission under the Act (in the case of an Issuer Free Writing Prospectus, to the extent required by Rule 433 under the Act) and in accordance with Section 6(a) hereof; (ii) all representations and warranties of the Bank contained in this Agreement relating to the Offered Securities are, at and as of the Closing Date for such Offered Securities, true and correct and the statements of the Bank and its officers made in any certificates delivered pursuant to this Agreement shall be true and correct on and as of the Closing Date; (iii) the Bank shall have performed all of its obligations hereunder required to be performed; (iv) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any debt securities of the Bank by Standard & Poor’s Ratings Group, Moody’s Investors Service, Inc. or Fitch Ratings, Inc. and (v) there shall have been no material adverse change in the financial condition, earnings, business or operations of the Bank and its subsidiaries, taken as a whole, from that set forth in the Registration Statement, the Time of Sale Information (excluding any amendment or supplement thereto) and the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date hereof), which, in the judgment of the Underwriters, makes it impracticable to market the Offered Securities on the terms and in the manner contemplated in this Agreement, the Registration Statement, the Time of Sale Information and the Prospectus.

(b)           Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, shall have furnished to the Representatives its opinion, dated the Closing Date, subject to such exceptions and qualifications as would be customary, to the effect that:

(i)           the Bank validly exists as a Schedule I bank under the Bank Act (Canada) and has the corporate power to create, issue and sell the Offered Securities;

(ii)           the issuance, sale and delivery of the Offered Securities have been duly authorized by the Bank and all necessary corporate action has been taken by the Bank to validly issue the Offered Securities; all necessary corporate action has been taken by the Bank to authorize the issuance of the Common Shares issuable upon conversion of the Offered Securities pursuant to the Indenture and upon the conversion of the Offered Securities in accordance with their terms, the Common Shares will be validly issued as fully paid and non-assessable common shares of the Bank;

(iii)           the Offered Securities will constitute direct, general, conditional and subordinated obligations of the Bank and will rank at least pari passu with all other direct, general, conditional and subordinated obligations of the Bank. In the event of the Bank’s insolvency, liquidation, or dissolution under Canadian law, the Offered Securities will rank junior in right of payment to: (a) all of the Bank’s existing and future senior indebtedness; (b) all of the Bank’s existing and future secured indebtedness; and (c) certain other obligations that in the event of the Bank’s insolvency are granted preferential treatment under Canadian law;

(iv)           this Agreement has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank;

(v)           the Indenture has been duly authorized, executed and, to the extent delivery is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, delivered by the Bank and, to the extent validity thereof is a matter governed by the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein, is valid and, with respect to the provisions thereof governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, constitutes a legal, valid and binding obligation of the Bank enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, to general equity principles and to limitations under the Currency Act (Canada);

(vi)           the execution and delivery by the Bank of, and the performance by the Bank of its obligations under this Agreement, the Indenture and the Offered Securities do not contravene any existing provision of applicable law or result in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of the Bank Act (Canada) or the by-laws of the Bank;

(vii)           the statements in the Prospectus Supplement under the caption “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations” together with the statements in the Basic Prospectus under the caption “Tax Considerations—Canadian Federal Income Tax Considerations,” insofar as such statements constitute a summary of the Canadian tax laws referred to therein, are accurate and fairly summarize in all material respects the Canadian tax laws referred to therein;

(viii)           no registration, filing or recording of the Indenture under the laws of the Province of Québec or Ontario and the federal laws of Canada applicable therein is necessary in order to preserve or protect the validity or enforceability of the Indenture or the Offered Securities;

(ix)           no consent, approval or authorization of, or registration, recordation or filing with, any governmental body or agency in Canada is required on the part of the Bank pursuant to the laws of the Province of Québec and the federal laws of Canada applicable therein for the issuance and sale by the Bank of the Offered Securities to the Underwriters pursuant to this Agreement and the Indenture, except such as have been obtained under the Bank Act (Canada) and the Québec securities laws;

(x)           there are no documents required to be filed with the Autorité des marchés financiers (the “AMF”) in connection with the Registration Statement or the Prospectus;

(xi)           the Canadian disclosure documents that are incorporated by reference in the Registration Statement (except for the financial statements and other financial and statistical data included therein or omitted therefrom, as to which such counsel express no opinion), when they were filed with the AMF under Québec securities laws, appear on their face to have been appropriately responsive in all material respects to the requirements of Québec securities laws as interpreted and applied by the AMF;

(xii)           a court of competent jurisdiction in the Province of Ontario (an “Ontario Court”) would give effect to the choice of the law of the State of New York (“New York Law”) as the proper law governing the Indenture (to the extent the Indenture is governed by New York Law), the Offered Securities and this Agreement, provided that such choice of law is bona fide (in the sense that it was not made with a view to avoiding the consequences of the laws of any other jurisdiction) and provided that such choice of law is not contrary to public policy (“Public Policy”), as that term is understood under the laws in the Province of Ontario and the federal laws of Canada applicable therein (“Ontario Law”);

(xiii)           in an action on a final and conclusive judgment in personam of any state or federal court sitting in The City of New York, New York (a “New York Court”) that is not impeachable as void or voidable under New York Law, an Ontario Court would recognize the validity of the appointment by the Bank of National Corporate Research, Ltd. as its agent for service in the United States of America under the Indenture, the Offered Securities and this Agreement and to the provisions in the Indenture, the Offered Securities, this Agreement whereby the Bank has submitted to the jurisdiction of a New York Court;

(xiv)           if the Indenture (to the extent the Indenture is governed by New York Law), the Offered Securities or this Agreement are sought to be enforced in the Province of Ontario in accordance with the laws applicable thereto as chosen by the parties, namely New York Law, an Ontario Court would, subject to the qualifications set out in paragraph (xi) above, recognize the choice of New York Law, and apply such law, provided that in any such proceeding, and notwithstanding the parties’ choice of law, the Ontario Court (A) will not take judicial notice of the provisions of New York Law but will only apply such provisions if they are pleaded and proven by expert testimony; (B) will apply Ontario Law that under such law would be characterized as procedural and will not apply any New York Law that under Ontario Law would be characterized as procedural; (C) will apply provisions of Ontario Law that have overriding effect; (D) will not apply New York Law if such application would be characterized under Ontario Law as the direct or indirect enforcement of a foreign revenue, expropriatory or penal law or if its application would be contrary to Public Policy;

and (E) will not enforce the performance of any obligation that is illegal under the laws of any jurisdiction in which the obligation is to be performed;

(xv)           an Ontario Court would enforce a final and conclusive judgment in personam of a New York Court that is subsisting and unsatisfied respecting the enforcement of the Indenture, the Offered Securities and this Agreement that is not impeachable as void or voidable under New York Law for a sum certain (the “Foreign Judgment”) provided that (A) the New York Court had jurisdiction over the subject matter and the parties to such agreements as recognized by the Ontario Court and the New York Court (although submission by the Bank to the jurisdiction of the New York Court pursuant to the Indenture, the Offered Securities and this Agreement will be sufficient for this purpose); (B) no new admissible evidence, right or defense relevant to the action accrues or is discovered prior to the rendering of a judgment by the Ontario Court; (C) an action to enforce the Foreign Judgment is commenced in the Ontario Court within any applicable limitation period; (D) the Ontario Court has discretion to stay or decline to hear an action on the Foreign Judgment if the Foreign Judgment is under appeal, or there is another subsisting judgment in any jurisdiction relating to the same cause of action; and (E) the Ontario Court will render judgment only in Canadian dollars; subject to the following defenses: (1) the Foreign Judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (2) the Foreign Judgment is for a claim which under Ontario Law would be characterized as based on a foreign revenue, expropriatory or penal law; (3) the Foreign Judgment is contrary to Public Policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to therein; or (4) the Foreign Judgment has been satisfied or is void or voidable under New York Law; and

(xvi)           such counsel’s opinion as summarized in the Prospectus under the heading “Limitations on Enforcement of U.S. Laws Against the Bank, our Management and Others” regarding enforceability of U.S. securities laws is true and correct.

(c)           Sullivan & Cromwell LLP, United States counsel for the Bank, shall have furnished to the Representatives its opinion, dated the Closing Date, subject to such exceptions and qualifications as would be customary, to the effect that:

(i)           assuming this Agreement has been duly authorized, executed and delivered by the Bank insofar as the laws of Canada, Québec and Ontario are concerned, this Agreement has been duly executed and delivered by the Bank;

(ii)           all regulatory consents, authorizations, approvals and filings required to be obtained or made by the Bank under the Covered Laws for the issuance, sale and delivery of the Offered Securities by the Bank to the Underwriters have been obtained or made;

(iii)           assuming the Indenture has been duly authorized, executed and delivered by the Bank insofar as the laws of Canada, Québec and Ontario are concerned, the Indenture has been duly executed and delivered by the Bank and duly qualified under the Trust Indenture Act of 1939 and constitutes a valid and legally binding obligation of the Bank enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that such counsel shall not be required to express any opinion with respect to the subordination provisions and the provisions relating to an NVCC Automatic Conversion upon the occurrence of a Non-Viability Trigger Event (as such terms are defined in the Indenture) of the Offered Securities, which will be governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein;

(iv)           assuming the Offered Securities have been duly authorized, executed, issued and delivered by the Bank insofar as the laws of Canada, Québec and Ontario are concerned, they have been duly executed, authenticated, issued and delivered by the Bank, and constitute valid and legally binding obligations of the Bank enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that such counsel shall not be required to express any opinion with respect to the subordination provisions and the provisions relating to an NVCC Automatic Conversion upon the occurrence of a Non-Viability Trigger Event (as such terms are defined in the Indenture) of the Offered Securities, which will be governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein;

(v)           assuming the validity of such action under the laws of Canada, Québec and Ontario, under the laws of the State of New York relating to submission of personal jurisdiction, the Bank has validly and effectively submitted to the personal jurisdiction of any state or Federal court in The City of New York, State of New York and has validly appointed National Corporate Research, Ltd. as its authorized agent for the purposes described in Section 17 of this Agreement; and

(vi)           the Bank is not an “investment company” as defined in the Investment Company Act of 1940.

For purposes of the opinion in paragraph (ii) above, “Covered Laws” means the federal laws of the United States and the laws of the State of New York (including the published rules or regulations thereunder) that in our experience normally are applicable to general business corporations and transactions such as those contemplated by the Underwriting Agreement; provided, however, that such term does not include Federal or state securities laws, other antifraud laws and fraudulent transfer laws, tax laws, the Employee Retirement Income Security Act of 1974, antitrust laws or any law that is applicable to the Bank, the Terms

Agreement or the transactions contemplated thereby solely as part of a regulatory regime applicable to the Bank or its affiliates due to its or their status, business or assets.

Such counsel shall also furnish a letter stating that they have reviewed the Registration Statement, the Basic Prospectus, the Prospectus Supplement and the pricing information listed on Schedule III of this Agreement and participated in discussions with representatives of the Underwriters and those of the Bank and its accountants. Such letter shall also state that, between the date of the Prospectus Supplement and the time of delivery of such letter, they have participated in further discussions with the representatives of the Underwriters and those of the Bank, its Canadian counsel and its accountants concerning certain matters relating to the Bank and reviewed certificates of certain officers of the Bank, a letter addressed to the Underwriters from the Bank’s accountants and the opinion of Norton Rose Fulbright Canada LLP referred to in Section 9(b) of this Agreement. Such letter shall state that, on the basis of the information such counsel gained in the course of the performance of such services, considered in the light of their understanding of the applicable law (including the requirements of Form F-3 and the character of the prospectus contemplated thereby) and the experience they have gained through their practice under the Act, such counsel confirms to the Underwriters that the Registration Statement, as of the date of the Prospectus Supplement, and the Basic Prospectus, as supplemented by the Prospectus Supplement, as of the date of the Prospectus Supplement, appeared on their face to be appropriately responsive, in all material respects relevant to the offering of the Offered Securities, to the requirements of the Securities Act, the Trust Indenture Act of 1939 and the applicable rules and regulations of the Commission thereunder; provided, however, that such counsel expresses no opinion on compliance as to form in respect of those parts of the Report on Form 40-F and the Reports on Form 6-K incorporated by reference into the Basic Prospectus that, in accordance with the Multijurisdictional Disclosure System between Canada and the United States, are prepared in conformity with applicable Canadian requirements (the Underwriters are receiving an opinion of Norton Rose Fulbright Canada LLP in respect of such matters); that the statements contained in the Registration Statement and the Basic Prospectus under the captions “Description of Debt Securities”, “Tax Consequences—United States Taxation” and “Plan of Distribution” and in the Prospectus Supplement, under the captions “Description of the Notes,” “Tax Considerations—United States Taxation” and “Underwriting” insofar as they relate to provisions of the Offered Securities, the Indenture or this Agreement or of United States Federal tax law therein described, constitute a fair and accurate summary of such provisions in all material respects (the “Covered Statements”).

Such letter shall also state that nothing that came to the attention of such counsel in the course of their review has caused them to believe that the Registration Statement, as of the date of the Prospectus Supplement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading, that the Time of Sale Information, at the Time of Sale contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or that the Basic Prospectus, as supplemented by the Prospectus Supplement, as of the date of the Prospectus Supplement, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and that nothing that came to such counsel’s attention in the course of the procedures described in the second sentence of the preceding paragraph has caused such counsel to believe that the Basic Prospectus, as supplemented by the Prospectus Supplement, as of the time of delivery of this letter, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Such opinions and letter may state (1) that the limitations inherent in the independent verification of factual matters and the character of determinations involved in the registration process are such that such counsel do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the Basic Prospectus or the Prospectus Supplement except for the Covered Statements, (2) that they do not express any opinion or belief as to the financial statements or other financial data derived from accounting records contained in the Registration Statement, the Prospectus or the Time of Sale Information, or as to management’s report of its assessment of the effectiveness of the Bank’s internal control over financial reporting or the auditors’ report as to the Bank’s internal control over financial reporting, each as included in the Registration Statement, the Basic Prospectus, the Prospectus Supplement or the Time of Sale Information, or as to the statement of the eligibility of the Trustees under the Indenture under which the Offered Securities are being issued, or as to any statement of the Bank or its Canadian counsel with respect to the laws of Canada, Québec and Ontario, in each case, in the Registration Statement, the Basic Prospectus, as supplemented by the Prospectus Supplement, or in the documents incorporated by reference therein, (3) that they are passing only upon matters of United States federal and New York law and that they understand that the Bank is relying on the opinion of Norton Rose Fulbright Canada LLP, Canadian counsel for the Bank, with respect to matters of the laws of Canada, Québec and Ontario (including compliance with all legal requirements as interpreted and applied by the AMF), (4) that their opinion or opinions are subject to any assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of such Canadian counsel for the Bank, and (5) such other exceptions and qualifications as would be customary.

(d)           The Representatives shall have received at the Closing Date an opinion of Davis Polk & Wardwell LLP, counsel for the Underwriters, dated the Closing Date, in form and substance satisfactory to the Underwriters with respect to the Registration Statement, the Prospectus, the Offered Securities and such other matters that the Representatives may reasonably request.

(e)           The Representatives shall have received on the Closing Date, in form and substance reasonably satisfactory to the Representatives, from each Auditor, letters dated the date of the Prospectus Supplement and the Closing Date constituting statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference in the Registration Statement, the Time of Sale Information and the Prospectus.

(f)           The Underwriters shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Bank, to the effect set forth in Section 9(a)(i) and (iv) above and to the effect that the representations and warranties of the Bank contained in this Agreement are true and correct as of the Closing Date and that the Bank has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or prior to the Closing Date.

10.           Indemnification and Contribution.  (a)  The Bank agrees to indemnify and hold harmless each Underwriter, its affiliates, directors and officers and each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any Preliminary Prospectus or the Prospectus as amended or supplemented, any Issuer Free Writing Prospectus or any Time of Sale Information, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Bank by any Underwriter expressly for use therein.

(b)           Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Bank, its directors, its officers, its authorized representative or representatives in the United States, and each person, if any, who controls the Bank within the meaning of either the Act or the Exchange Act, to the same extent as the foregoing indemnity from the Bank to each Underwriter, but only with reference to information relating to such Underwriter furnished in writing by such Underwriter expressly for use in the Registration Statement, the Time of Sale Information, any Issuer Free Writing Prospectus, the Prospectus or any Preliminary Prospectus, in each case as amended or supplemented.

(c)           In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding; provided, however, that the failure to notify promptly the indemnifying party will not relieve it from liability unless and to the extent that such failure results in the forfeiture by the indemnifying party of substantial rights or defenses.  In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.  It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that such fees and expenses shall be reimbursed as they are incurred.  Such firm shall be designated in writing by the Underwriters in the case of parties indemnified pursuant to Section 10(a) and by the Bank in the case of parties indemnified pursuant to Section 10(b).  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is an actual or potential party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

(d)           If the indemnification provided for in Sections 10(a) and 10(b) hereof is unavailable as a matter of law to an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under either such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Bank on the one hand, and the Underwriters on the other, from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Bank on the one hand, and of the Underwriters on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Bank on the one hand, and the Underwriters on the other, shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Bank bear to the total underwriting commissions received by the Underwriters, in each case as set forth in the table on the cover page of the Prospectus.  The relative fault of the Bank and of the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Bank or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e)           The Bank and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 10 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 10(c).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this Section 10, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Underwriters’ obligations to contribute pursuant to this Section 10 are several in proportion to their respective underwriting commitments.  The remedies provided for in this Section 10 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

11.           Default of Underwriters.  (a)  If any Underwriter shall default in its obligation to purchase the Offered Securities that it has agreed to purchase hereunder, the Representatives may in their discretion arrange for themselves or another party or other parties to purchase such Offered Securities on the terms contained herein.  If within thirty-six hours after such default by any Underwriter the Representatives do not arrange for the purchase of such Offered Securities, then the Bank shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Representatives to purchase such Offered Securities on such terms.  In the event that, within the respective prescribed period, the Representatives notify the Bank that they have so arranged for the purchase of such Offered Securities, or the Bank notifies the Representatives that it has so arranged for the purchase of such Offered Securities, the Representatives or the Bank shall have the right to postpone the Closing Date for such Offered Securities for a period of not more than seven calendar days, in order to effect whatever changes may thereby be made necessary in the Registration Statement, the Time of Sale Information or the Prospectus as amended or supplemented, or in any other documents or arrangements, and the Bank agrees to file promptly any amendments or supplements to the Registration Statement, the Time of Sale Information or the Prospectus that in the opinion of the Representatives may thereby be made necessary.  The term “Underwriter” as used herein shall include any person substituted under this Section 11 with like effect as if such person had originally been a party to this Agreement.

(b)           If, after giving effect to any arrangements for the purchase of the Offered Securities of a defaulting Underwriter or Underwriters by the Representatives and the Bank as provided in subsection (a) above, the aggregate principal amount of such Offered Securities that remains unpurchased does not exceed one-eleventh of the aggregate principal amount of all the Offered Securities, then the Bank shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Offered Securities that such Underwriter agreed to purchase hereunder and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Offered Securities that such Underwriter agreed to purchase hereunder) of the Offered Securities of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c)           If, after giving effect to any arrangements for the purchase of the Offered Securities of a defaulting Underwriter or Underwriters by the Representatives and the Bank as provided in subsection (a) above, the aggregate principal amount of Offered Securities that remains unpurchased exceeds one-eleventh of the aggregate principal amount of all the Offered Securities, as referred to in subsection (b) above, or if the Bank shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Offered Securities of a defaulting Underwriter or Underwriters, then this Agreement shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Bank, except for the expenses to be borne by the Bank and the Underwriters as provided in Section 8 hereof and the indemnity and contribution agreements in Section 10 hereof; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

12.           Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Bank and the several Underwriters, as set forth hereunder or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any (i) termination of this Agreement or (ii) investigation (or any statement as to the results thereof) made by or on behalf of any Underwriter or any controlling person of any Underwriter, or the Bank, or any officer or director or controlling person of the Bank, and shall survive delivery of and payment for the Offered Securities.

13.           Termination. (a)  If this Agreement is terminated pursuant to Section 11 hereof, the Bank shall not then be under any liability to any Underwriter with respect to the Offered Securities except as provided in Sections 8 and 10 hereof; but, if for any other reason the Offered Securities are not delivered by or on behalf of the Bank as provided herein, the Bank will reimburse the Underwriters through the Representatives for all out-of-pocket expenses approved in writing by the Representatives, including fees and disbursements of counsel, reasonably incurred by the Underwriters in making preparations for the purchase, sale and delivery of the Offered Securities, but the Bank shall then be under no further liability to any Underwriter with respect to the Offered Securities except as provided in Sections 8 and 10 hereof.

(b)           This Agreement shall be subject to termination by the Underwriters by giving prompt notice to the Bank, if prior to the Closing Date, there shall have occurred: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or the Toronto Stock Exchange; (ii) a material disruption in securities settlement, payment or clearance services in the United States; (iii) a general moratorium on commercial banking activities in The City of New York or the City of Toronto, declared by either United States federal, New York State, Canadian federal or Ontario provincial authorities, as the case may be; (iv) an outbreak or escalation of hostilities or other calamity or crisis having an adverse effect on the financial markets of the United States of America, which, in the judgment of the Underwriters, makes it impracticable to market the Offered Securities on the terms and in the manner contemplated by this Agreement, the Time of Sale Information and the Prospectus or (v) the representation in Section 1(c) is incorrect in any respect.

(c)           If this Agreement is terminated pursuant to Section 13(b) hereof, such termination shall be without liability of any party to any other party except as provided in Sections 8, 10 and 12 hereof.

14.           Authority; Notices.  In all dealings hereunder, the Representatives of the Underwriters of the Offered Securities shall act on behalf of each of such Underwriters, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Underwriter made or given by such Representatives jointly or by such of the Representatives, if any, as may be designated for such purpose under the terms of this Agreement.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Underwriters shall be delivered or sent by mail, telex or facsimile transmission to the address of the Representatives as set forth herein; and if to the Bank shall be delivered to the address of the Bank set forth in the Registration Statement: Attention: Executive Vice-President, RBC Corporate Treasury; provided, however, that any notice to an Underwriter pursuant to Section 13(c) hereof shall be delivered or sent by mail or facsimile transmission to such Underwriter at its address set forth in its Underwriters’ questionnaire, which address will be supplied to the Bank by the Underwriters upon request.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

15.           Patriot Act.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Bank, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

16.           Successors. This Agreement shall be binding upon, and inure solely to the benefit of, the Underwriters, the Bank and, to the extent provided in Sections 10 and 12 hereof, the officers and directors of the Bank and each person who controls the Bank or any Underwriter, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.  No purchaser of any of the Offered Securities from any Underwriter shall be deemed a successor or assign by reason merely of such purchase.

17.           Jurisdiction.  The Bank irrevocably (i) agrees that any legal suit, action or proceeding against the Bank brought by any Underwriter or by any person who controls any Underwriter arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any state or federal court in The City of New York (a “New York Court”), (ii) waives, to the fullest extent it may effectively do so, any objection that it may now or hereafter have to the laying of venue of any such proceeding and (iii) submits to the jurisdiction of such courts in any such suit, action or proceeding.  The Bank irrevocably waives any immunity to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any legal suit, action or proceeding against it arising out of or based on this Agreement or the transactions contemplated hereby that is instituted in any New York Court.  The Bank has appointed National Corporate Research, Ltd., 225 West 34th Street, Suite 910, New York, NY 10122-0032, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any such action arising out of or based on this Agreement or the transactions contemplated hereby that may be instituted in any New York Court by any Underwriter or by any person who controls any Underwriter, expressly consents to the jurisdiction of any such court in respect of any such action, and waives any other requirements of or objections to personal jurisdiction with respect thereto.  The Bank represents and warrants that the Authorized Agent has agreed to act as such agent for service of process and agrees to take any and all action, including the filing of any and all documents and instruments that may be necessary to continue such appointment in full force and effect as aforesaid.  Service of process upon the Authorized Agent and written notice of such service to the Bank shall be deemed, in every respect, effective service of process upon the Bank.

18.           Business Day.  Time shall be of the essence of this Agreement.  As used herein, “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

19.           Judgment Currency.  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the relevant Underwriters could purchase United States dollars with such other currency in The City of New York on the business day preceding that on which final judgment is given.  The obligation of the Bank with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first business day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency.  If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Bank agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss.  If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Bank an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person hereunder.

20.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

21.           Counterparts.  This Agreement may be executed by any one or more of the parties hereto and thereto in any number of counterparts, each of which shall be deemed to be an original, but all such respective counterparts shall together constitute one and the same instrument.

Very truly yours, ROYAL BANK OF CANADA
By:	/s/ James Salem
	Name:	James Salem
	Title:	Executive Vice-President and Treasurer

By:	/s/ David M. Power
	Name:	David M. Power
	Title:	Vice-President, Corporate Treasury

[Signature Page to Underwriting Agreement]

Accepted as of the date hereof, as Representatives on behalf of the Underwriters set forth in Schedule I hereto

RBC CAPITAL MARKETS, LLC
By:	/s/ Scott G. Primrose
	Name:	Scott G. Primrose
	Title:	Authorized Signatory

CITIGROUP GLOBAL MARKETS INC.
By:	/s/ Jack D. McSpadden, Jr.
	Name:	Jack D. McSpadden, Jr.
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC
By:	/s/ Sharon Harrison
	Name:	Sharon Harrison
	Title:	Director

WELLS FARGO SECURITIES, LLC
By:	/s/ Carolyn Hurley
	Name:	Carolyn Hurley
	Title:	Director

[Signature Page to Underwriting Agreement]

SCHEDULE I

Underwriter	Principal Amount of Offered Securities To Be Purchased

RBC Capital Markets, LLC	$337,335,000.00

Citigroup Global Markets Inc.	$337,305,000.00

Credit Suisse Securities (USA) LLC	$337,305,000.00

Wells Fargo Securities, LLC	$337,305,000.00

Academy Securities, Inc.	$10,050,000.00

ANZ Securities, Inc.	$10,050,000.00

BB&T Capital Markets, a division of BB&T Securities, LLC	$10,050,000.00

BBVA Securities Inc.	$10,050,000.00

Capital One Securities, Inc.	$10,050,000.00

Desjardins Securities Inc.	$10,050,000.00

Fifth Third Securities, Inc.	$10,050,000.00

ING Financial Markets LLC	$10,050,000.00

Mitsubishi UFJ Securities (USA), Inc.	$10,050,000.00

nabSecurities, LLC	$10,050,000.00

National Bank of Canada Financial Inc.	$10,050,000.00

Santander Investment Securities Inc.	$10,050,000.00

Standard Chartered Bank	$10,050,000.00

SunTrust Robinson Humphrey, Inc.	$10,050,000.00

U.S. Bancorp Investments, Inc	$10,050,000.00

Total	$1,500,000,000.00

SCHEDULE II

Free Writing Prospectus(es):

The term sheet attached as Schedule III hereto.

SCHEDULE III
Filed pursuant to Rule 433
  Registration No. 333-208507

ROYAL BANK OF CANADA
$1,500,000,000
4.650% NON-VIABILITY CONTINGENT CAPITAL
SUBORDINATED NOTES DUE JANUARY 27, 2026
FINAL TERM SHEET
DATED JANUARY 22, 2016

Terms and Conditions

Issuer:	Royal Bank of Canada (the “Bank”)

Title of the Series:	4.650% Non-Viability Contingent Capital Subordinated Notes Due 2026 (the “Notes”)

Expected Ratings1:	A(low) / Baa1 / A- (DBRS / Moody’s / S&P)

Principal Amount:	$1,500,000,000

Issue Price:	99.786%

Trade Date:	January 22, 2016

Settlement Date (T+3):	January 27, 2016

Maturity Date:	January 27, 2026

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	4.650%

Treasury Benchmark:	2.250% UST due November 2025

Treasury Benchmark Price:	101-24

Treasury Yield:	2.052%

Re-offer Spread to Treasury Benchmark:	T + 262.5bps

Re-Offer Yield:	4.677%

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Fees:	0.350%

Interest Payment Dates:	Semi-annually on each January 27 and July 27, beginning July 27, 2016

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

Listing:	None

Ranking:
The Notes will be the Bank’s direct unsecured obligations constituting subordinated indebtedness for the purpose of the Bank Act (Canada), which, if the Bank becomes insolvent or is wound-up (prior to the occurrence of a Non-Viability Trigger Event (as defined below)), will rank equally with the Bank’s other subordinated indebtedness and will be subordinate in right of payment to the claims of our depositors and other unsubordinated creditors.

The common shares of the Bank (the “Common Shares”) that would be issued upon the occurrence of a Non-Viability Trigger Event will rank on parity with all other outstanding Common Shares of the Bank.

Conversion Upon Occurrence of Non-Viable Contingent Capital Non-Viability Trigger Event:
Upon the occurrence of a Non-Viability Trigger Event (as defined below), each outstanding Note will automatically and immediately be converted, on a full and permanent basis, into a number of Common Shares equal to (Multiplier x Note Value) ÷ Conversion Price (rounding down, if necessary, to the nearest whole number of Common Shares) (an “NVCC Automatic Conversion”).  For the purposes of the foregoing:

“Non-Viability Trigger Event” has the meaning set out in the Office of the Superintendent of Financial Institutions Canada (“OSFI”) Guideline for Capital Adequacy Requirements (CAR), Chapter 2 ‒ Definition of Capital, effective January 2013, as such term may be amended or superseded by OSFI from time to time, which term currently provides that each of the following constitutes a Non-Viability Trigger Event:

•      the Superintendent of Financial Institutions (Canada) (the “Superintendent”) publicly announces that the Bank has been advised, in writing, that the Superintendent is of the opinion that the Bank has ceased, or is about to cease, to be viable and that, after the conversion of the Notes and all other contingent instruments and taking into account any other factors or circumstances that are considered relevant or appropriate, it is reasonably likely that the viability of the Bank will be restored or maintained; or

•      a federal or provincial government in Canada publicly announces that the Bank has accepted or agreed to accept a capital injection, or equivalent support, from the federal government or any provincial government or political subdivision or agent or agency thereof without which the Bank would have been determined by the Superintendent to be non-viable.

“Multiplier” is 1.5.

“Conversion Price” means the greater of (i) the Floor Price and (ii) the Current Market Price of the Common Shares.

“Floor Price” is equal to C$5.00. The Floor Price will be subject to adjustment in the event of (i) the issuance of Common Shares or securities exchangeable for or convertible into Common Shares to all holders of Common Shares as a stock dividend, (ii) the subdivision, redivision or change of the Common Shares into a greater number of Common Shares, or (iii) the reduction, combination or consolidation of the Common Shares into a lesser number of Common Shares. The adjustment shall be computed to the nearest one-tenth of one cent provided that no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect.

“Current Market Price” means the volume weighted average trading price of the Common Shares on the Toronto Stock Exchange (the “TSX”), measured in Canadian dollars, if such shares are then listed on the TSX, for the 10 consecutive trading days ending on the trading day preceding the date of the Non-Viability Trigger Event (the “VWAP Period”).  If the Common Shares are not then listed on the TSX, for the purpose of the foregoing calculation reference shall be made to the principal securities exchange or market on which the Common Shares are then listed or quoted or, if no such trading prices are available, “Current Market Price” shall be the fair value of the Common Shares as reasonably determined by the board of directors of the Bank.

“Note Value” means the par value of a Note plus accrued and unpaid interest on such Note, expressed in Canadian dollars.  For the avoidance of doubt, the “par value” of a Note shall mean the principal amount of the Note. In determining the Note Value of any Note, the par value thereof and any accrued and unpaid interest thereon shall be converted from U.S. dollars into Canadian dollars on the basis of the closing exchange rate between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) reported by the Bank of Canada on the date immediately preceding the date of the Non-Viability Trigger Event (or if not available on such date, the date on which such closing rate was last available prior to such date). If such exchange rate is no longer reported by the Bank of Canada, the relevant exchange rate for calculating the Note Value in Canadian dollars shall be the simple average of the closing exchange rates between Canadian dollars and U.S. dollars (in Canadian dollars per U.S. dollar) quoted at approximately 4:00 p.m., New York City time, on such date by three major banks selected by the Bank.

In the event of a capital reorganization, consolidation, merger or amalgamation of the Bank or comparable transaction affecting the Common Shares, the Bank will take necessary action to ensure that holders of Notes receive, pursuant to an NVCC Automatic Conversion, the number of Common Shares or other securities that such holders would have received if the NVCC Automatic Conversion occurred immediately prior to the record date for such event.

Agreement with Respect to Principal and Interest Deemed Paid upon NVCC Automatic Conversion:
By acquiring any Note, each holder or beneficial owner of such Note or any interest therein, including any person acquiring any such Note or interest therein after the date hereof, irrevocably consents to the principal amount of the Note and any accrued and unpaid interest thereon being deemed paid in full by the issuance of Common Shares upon the occurrence of a Non-Viability Trigger Event and the resulting NVCC Automatic Conversion, which occurrence and resulting NVCC Automatic Conversion shall occur without any further action on the part of such holder or beneficial owner or The Bank of New York Mellon as trustee, or BNY Trust Company of Canada as Canadian trustee.

Redemption:
The Bank may, at its option, with the prior written approval of the Superintendent, redeem the Notes, in whole but not in part, from time to time, on not less than 30 days’ and not more than 60 days’ prior notice to the registered holders of the Notes, at any time (i) within 90 days following a Regulatory Event Date (as defined in the Prospectus), or (ii) following the occurrence of a Tax Event (as defined in the Prospectus), in each case, at par, together with accrued and unpaid interest to, but excluding, the date fixed for redemption.

Optional Redemption:	None

Use of Proceeds:	The net proceeds from the sale of Notes will be added to the Bank’s general funds and will be utilized for general banking purposes.

CUSIP / ISIN:	780082AD5 / US780082AD52

Lead Managers and Joint Bookrunners:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:
Academy Securities, Inc.
ANZ Securities, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Capital One Securities, Inc.
Desjardins Securities Inc.
Fifth Third Securities, Inc.
ING Financial Markets LLC
Mitsubishi UFJ Securities (USA), Inc.
nabSecurities, LLC
National Bank of Canada Financial Inc.
Santander Investment Securities Inc.
Standard Chartered Bank
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.

The Bank has filed a registration statement (including a base prospectus dated January 8, 2016) and a preliminary prospectus supplement dated January 22, 2016 (together with the base prospectus, the “Prospectus”) with the SEC for the offering to which this communication relates.  Before you invest, you should read the Prospectus and the other documents that the Bank has filed with the SEC for more complete information about the Bank and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the lead managers will arrange to send you the Prospectus if you request them by contacting RBC Capital Markets, LLC toll-free at 1-866-375-6829, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.